Rule 10f-3 Transaction Exhibit
Nuveen Connecticut Dividend Advantage
Municipal Fund 3
FILE #811-21154
ATTACHMENT 77O

<c>TRADE DATE
<c>DESCRIPTION OF
SECURITY
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME
OF AFFILIATED BROKER
DEALER
11/29/07
Connecticut Health and
Education Quinnipiac
University
$133,510,000
$1,369,472.00
J.P.
Morgan Securities, Inc.
Merrill Lynch & Co.
RBC Capital Markets
Merrill Lynch, Pierce,
Fenner & Smith Incorporated